Exhibit 99.1

NEWS RELEASE

Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
FTC ISSUES REQUESTS FOR ADDITIONAL INFORMATION FOR
ALON REFINFERY ACQUISITIONS
DALLAS, TX — July 3, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that the Federal Trade Commission (FTC) has issued requests for additional information in connection with its review of Alon’s pending acquisitions of Paramount Petroleum Corporation (“Paramount”) and Edgington Oil Company (“Edgington”). Requests of this nature, referred to as “second requests”, are not unusual in connection with refinery transactions. The parties have been working closely with the FTC staff since shortly after the announcement of these transactions and intend to respond promptly to the second requests.
Alon does not expect the second requests to result in a material delay in consummation of the transactions.
The acquisition agreement between Alon and the stockholders of Paramount Petroleum Corporation provides for a termination date of August 31, 2006. Alon and Apex Oil Company, Inc., the parent company of Edgington, have agreed to extend the termination date for the Edgington acquisition agreement to no later than September 29, 2006.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon USA markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes, including Alon’s expectations regarding the review process by the FTC and the anticipated consummation of these transactions. Such statements are based upon current beliefs and expectations of Alon’s management and are subject to risks and uncertainties, some of which are beyond Alon’s control, which could result in Alon’s expectations not being realized. Actual results could differ materially from those expressed in the forward-looking statements contained in this press release because of a variety of factors, including a significant change in the timing of, or the imposition of conditions or legal impediments to, the closing of the proposed transactions. Additional factors that may affect the future results of Alon are set forth in Alon’s filings with the Securities and Exchange Commission.
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